For period ending April 30, 2016

File number 811-8767
	UBS Money Series
					UBS Liquid
Assets Government Fund


Exhibit 77D
Investment Policy Change - UBS Liquid Assets Government Fund
In connection with amendments to Rule 2a-7 under the Investment Company Act of 1940, as amended (the "Amendments"), which is the primary rule governing money market funds, UBS Liquid Assets Government Fund (formerly known as UBS Liquid Assets Fund) adopted a policy to operate as a "government money market fund," as defined in the Amendments. Reproduced below is a supplement to UBS Money Series' registration statement describing the policy change. The supplement was filed with the SEC via EDGAR on January 28, 2016
(SEC Accession No. 0001104659-16-092237).


Money Market Funds

Prospectus and SAI Supplement

UBS Money Series

UBS Liquid Assets Fund

Supplement to the Prospectus and Statement of Additional Information ("SAI") dated
August 28, 2015
January 28, 2016

Dear Investor:

The purpose of this supplement is to update the Prospectus and SAI in response To amendments (the "Amendments") to Rule 2a-7 under the Investment
Company Act of 1940, as amended (the
"1940 Act"), the primary rule governing money market funds, including UBS Liquid Assets Fund (the "Fund"). The changes are expected to become effective on or about April 15, 2016. As discussed in more detail below, the Prospectus and SAI are being updated to: (1) reflect that the Fund intends to qualify and operate as a "government money market fund," as defined in the Amendments, and (2) change the Fund's name to "UBS Liquid Assets Government Fund."

Operation of the Fund as a government money market fund

Under the Amendments, a government money market fund is defined as a money market fund that invests 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully (i.e., collateralized by cash and/or government securities). A money market fund that meets this definition will be permitted to continue to utilize the amortized cost method to value its portfolio securities and to transact at a $1.00 share price once new regulations become effective in October 2016.
In addition, a government money market fund is not required to be subject to liquidity fees on redemptions and/or redemption gates, although such fund's board may reserve the ability to do so after providing advance notice to its shareholders.

So that the Fund may qualify as a government money market fund, the board of trustees for the Fund (the "Board") approved the adoption of a non-fundamental investment policy requiring the Fund to invest
99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully. The Board also determined to approve modifications to the Fund's principal investment strategies to reflect this new policy. In addition, the Board determined that the Fund: (i) will continue to use the amortized cost method of valuation to seek to maintain a $1.00 share price and (ii) will not be subject to a liquidity fee and/or a redemption gate on fund redemptions. Please note, however, that the Board reserved the ability to subject the Fund to a liquidity fee and/or redemption gate in the future, after providing prior notice to shareholders in conformance with the Amendments.

Change of the Fund's name to UBS Liquid Assets Government Fund

The Board also approved changing the Fund's name to UBS Liquid
Assets Government Fund in an effort to ensure that the Fund is understood to be a government money market fund. In connection with this name change, and pursuant to Rule 35d-1 under the 1940 Act, the Board approved the adoption of a non-

ZS-778
fundamental investment policy requiring the Fund to invest, under normal circumstances, at least 80% of its net assets
(plus the amount of any borrowing for investment purposes) in government securities, including government securities subject to repurchase agreements.

Changes to the Fund's Prospectus and SAI

In connection with these approvals, effective on or around
April 15, 2016, the relevant sections in the Prospectus and the SAI will be amended to reflect the above-described changes.

In addition, effective October 30, 2015, the Fund's investment advisor and distributor were renamed UBS Asset
Management (Americas) Inc. and UBS Asset Management (US) Inc., respectively. All references to "UBS Global Asset Management (Americas) Inc." in the Fund's Prospectus and SAI are hereby replaced with "UBS Asset Management (Americas) Inc." Similarly, all references to
"UBS Global Asset Management (US) Inc." in the Fund's Prospectus and SAI are hereby replaced with "UBS Asset Management (US) Inc."

PLEASE RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

UBS MONEY SERIES - ANNUAL